Exhibit 10.3

UNOFFICIAL ENGLISH TRANSLATION

Dated January 29, 2009

Cooperative Joint Venture Contract

of

Guangzhou AWA Wine Co. Ltd.

1

CONTENTS

1.	GENERAL PRINCIPLES	1

2.	PARTIES TO THE CONTRACT	1

2.1 The Parties		1

3.	ESTABLISHMENT OF THE COMPANY	2

3.1 Basic Information of the Company		2
3.2 Compliance with PRC Laws		2
3.3 Liability and Risk		2

4.	PURPOSE, SCOPE AND SCALE OF BUSINESS	3

4.1 Purpose of Business		3
4.2 Scope of Business		3
4.3 Scale of Business		3

5.	REGISTERED CAPITAL AND TOTAL INVESTMENT AMOUNT	3

5.1 Registered Capital and Total Investment Amount		3
5.2 Payment of Contribution Amount		3
5.3 Capital Verification		3
5.4 Shareholding Percentage of Each Party		4

6.	USE OF THE CONTRIBUTION AMOUNT	4

7.	TRANSFER OF EQUITY INTERESTS	4

7.1 Restrictions on Transfer		4
7.2 Right of First Refusal		4
7.3 Pre-emptive Right upon Capital Increase of the Company		5
7.4 Put Option upon Breach		7

8.	[RESERVED]	7

9.	BOARD OF DIRECTORS	7

9.1 Formation of the Board of Directors		7
9.2 Composition of the Board of Directors		7
9.3 Powers of the Board of Directors		8
9.4 Convening of the Board Meetings		9

10.	OPERATION AND MANAGEMENT BODY	9

10.1 Operation and Management Body		9
10.2 Responsibilities of the General Manager		10
10.3 Senior Management Personnel		11

11.	LABOR MANAGEMENT	11

11.1 Administrative Management		11
11.2 Remuneration and Benefit		11
11.3 Agreements Relating to Labor Management		12
11.4 Incentives		12
11.5 Trade Union		12

2

12.	REPRESENTATIONS AND WARRANTIES	12

12.1 Each party represents and warrants to the other party as at the execution date of this Contract that:		12
12.2 The Chinese Equity Interest Holders represent and warrant that:		13
12.3 Regal Life represents and warrants that:		13

13.	LIMITED LIABILITY	14

14.	FINANCIAL AFFAIRS	14

14.1 Fiscal Year		14
14.2 Financial Accounting System		15
14.3 Financial Management System		15

15.	INSURANCE	15

16.	TERM OF JOINT VENTURE	16

16.1 Term of Operation		16
16.2 Extension		16

17.	PROFIT DISTRIBUTION	16

17.1 Allocation to Funds		16
17.2 Profit Distribution		16

18.	TERMINATION AND DISSOLUTION	16

19.	LIQUIDATION	17

19.1 Liquidation Committee		17
19.2 Duties and Powers of the Liquidation Committee		17
19.3 Distribution of Liquidated Assets		17

20.	CONFIDENTIALITY	18

21.	SUPPLEMENT AND AMENDMENT	18

21.1 Amendment		18
21.2 Status of this Contract		18

22.	LIABILITY FOR BREACH	19

22.1 Liabilities for Breach of Obligation of Capital Contribution		19
22.2 Liabilities for Breach of Obligation of Disclosure		19
22.3 Liquidated Damages		19
22.4 Waiver of Claim		20

23.	FORCE MAJEURE	20

24.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES	20

24.1 Applicable Law		20
24.2 Settlement of Disputes		20

25.	MISCELLANEOUS PROVISIONS	21

25.1 Waiver		21
25.2 Binding Effect		21
25.3 Counterparts		21
25.4 Severability		21
25.5 Notices		22
25.6 Inconsistency		23
25.7 Survival		23

3

THIS COOPERATIVE JOINT VENTURE CONTRACT (this “Contract”) is entered into on January 29, 2009

BETWEEN

Representative of Chinese Equity Interest Holders: Mr. Nie Weifeng, whose address is Room 510, Tower C, No 88 Wenchang Road South, Liwan District, Guangzhou. Guangdong Province, China

Guangzhou AWA WineCo., Ltd. (“Company”), a company incorporated and existing under the laws of the PRC and having its legal address at Suite 510 Block C No 88 Wenchan South Rd Liwan District, Guangzhou Guangdong, China.

Regal Life Concepts, Inc. (“Regal Life”), a company incorporated and existing under the laws of the PRC and having its legal address at F/10, Tower B, City Center of Shanghai, No.100, Zunyi Road, Changning District, Shanghai; and

THE PARTIES AGREE as follows:

1.	GENERAL PRINCIPLES

The Parties hereto have through friendly negotiations on the basis of mutual benefits, in order to utilize the parties’ specialities and advantages and to expand the AWA chain store operation to create better social and economic benefits, and pursuant to the Agreement on Capital Increase and Equity Subscription dated hereof (the “Subscription  Agreement”), agreed that Regal Life will subscribe to the proposed increased capital of the Company in the amount of USD 500,000 (RMB 3,400,000).  Upon completion of such capital increase, Regal Life will hold 26% of equity interests in the Company (the “Acquired Equity Interests”).  The projected total investment is USD 1 million.  Therefore, the parties hereto have entered into this Contract through friendly negotiations on the basis of mutual benefits.

2.	PARTIES TO THE CONTRACT

2.1	The Parties

Regal Life:

Name: Regal Life Concepts Inc., a corporation duly organized and existing under the laws of Nevada,

Legal Address: 3723 E. Maffeo Road, Phoenix, Arizona, 85050, United States of America.

Legal Representative: Eric Wildstein

Representative of the Chinese Equity Interest Holders

Name: Mr. Weifeng Nie

Address: Room 510, Tower C, No 88 Wenchang Road South, Liwan District, Guangzhou. Guangdong Province, China

ID No.: 44010319631022061X

Company:

Name: Guangzhou AWA Wine Co., Ltd.

Legal Address: Suite 510 Block C No 88 Wenchan South Rd Liwan District,
Guangzhou Guangdong, China.

Legal Representative:  Mr. Nie Weifeng

Registration no.:             4401032005422

3.	ESTABLISHMENT OF THE COMPANY

3.1	Basic Information of the Company

The Chinese Equity Interest Holders and Regal Life agree that the Company will be restructured into a Sino-foreign cooperative joint venture as follows subject to the Company’s agreement to Regal Life’s  investment into the Company pursuant to the terms and conditions hereof:

Chinese name of the Company: 广州市澳中酒业有限公司

English name of the Company:. Guangzhou AWA WineCo., Ltd.

Legal Address of the Company: Suite 510 Block C No 88 Wenchan South Rd Liwan District, Guangzhou Guangdong, China.

Organizational Form of the Company: limited liability company

3.2	Compliance with PRC Laws

The Company is a Chinese legal person that carries out all its business activities in compliance with, and under the governing and protection of the laws, regulations, rules and other regulatory documents of the PRC.

3.3	Liability and Risk

Each party shall be liable to the Company up to its capital contribution and shall share profits and bear risks and losses of the Company on pro rata basis specified herein.

4.	PURPOSE, SCOPE AND SCALE OF BUSINESS

4.1	Purpose of Business

The purpose of the Company’s business operation is to strengthen economic cooperation and technical exchange and adopt advanced and appropriate scientific management approach with a view of promoting China’s economic development and generating satisfactory return for each investor to the Company.

4.2	Scope of Business

The business scope of the Company includes, among other things, distribution of imported wine and related products and services though national chain stores and other networks in China and exportation of Chinese drinks and low-alcoholic liquor products.

4.3	Scale of Business

The expected business scale of the Company: annual turnover of RMB10,000,000 after its establishment.

The business scale of the Company can be expanded and adjusted based on the market need and other conditions favourable to the Company.

5.	REGISTERED CAPITAL AND TOTAL INVESTMENT AMOUNT

5.1	Registered Capital and Total Investment Amount

The original registered capital of the Company is RMB 500,000 (roughly equal to USD 73,529).  Regal Life will subscribe to an increase capital of the Company in the amount of USD 500,000 (roughly equal to RMB 3,400,000 (the “Contribution Amount”).  The Contribution Amount shall be invested in two installments. The First Installment Investment of USD 200,000 shall be remitted to a Company designated account in Hong Kong pursuant to the parties’ duly executed Loan Agreement, and the Second Installment Investment of USD 300,000 shall be capitalized in accordance with Section 5.2 herein. Upon completion of the capital increase, the registered capital of the Company will increase to RMB 3,900,000 (approximately USD 573,529).  The projected total investment amount is approximately USD 5,000,000 (approximately RMB 34,000,000).

5.2	Payment of Contribution Amount

Regal Life will subscribe to the increased capital of the Company in the amount of USD 500,000 (approximately RMB 3,400,000).  After such subscription of capital increase of the Company is approved by competent approval authority, the Company is issued an Approval Certificate for Establishment of Sino-foreign Cooperative joint venture, and subject to the satisfaction of all the conditions precedent to the closing under the Subscription Agreement, the Company shall remit the First Installment Investment into the Company’s capital verification account and Regal Life shall pay the Second Installment Investment to the Company in accordance with the Subscription Agreement.

5.3	Capital Verification

Within ten (10) business days of the payment in full by Regal Life of the Contribution Amount to the Company pursuant to Section 5.2 above, the Company shall appoint a Chinese certified public accountant to verify such Contribution Amount paid and to issue a capital verification report.

5.4	Shareholding Percentage of Each Party

Each party acknowledges that after Regal Life pays in full the Contribution Amount to the Company pursuant to Section 5.2 above, the equity interests of the Company entitled to each party hereto will be as follows: all Chinese Equity Interest Holders will hold 74 % in total, Regal Life will hold 26%.

6.	USE OF THE CONTRIBUTION AMOUNT

The Chinese Equity Interest Holders, Regal Life and the Company agree that the Company shall use all of the Contribution Amount for the business operation of the Company.

7.	TRANSFER OF EQUITY INTERESTS

7.1	Restrictions on Transfer

7.1.1
Neither the Chinese Shareholder nor Regal Life shall assign, sell, pledge nor otherwise transfer or dispose of any portion or all of its equity interests in the Company unless in compliance with Sections 7.1.2, 7.1.3, 7.2, 7.3, and 7.4  hereof.

7.1.2
Regal Life may transfer Acquired Equity Interests to any affiliates it controls and Regal Life shall unconditionally warrant that Regal Life’s obligations under this Contract will be performed by the transferee.

7.1.3
Regal Life may transfer Acquired Equity Interests to any third party that has acquired all or substantially all of the business from Regal Life with respect to the import of wine and export of Chinese drink and low-alcoholic liquor products in the territory of China.

7.2	Right of First Refusal

7.2.1
Other than the transfer stipulated in Section 7.1.2 and Section 7.1.3, if any Chinese Shareholder or Regal Life (the “Transferring Party”) proposes to transfer any portion or all of its equity interests in the Company (the “Transferred Equity Interests”) to any individual or entity, the Chinese Equity Interest Holders (in the case of a transfer by Regal Life) or Regal Life (in the case of a transfer by any Chinese Shareholder) (in each case, the “Non-transferring Party”) shall have the right of first refusal (the “Right of First Refusal”) to purchase part or all of the equity interests proposed to be transferred under the same terms and conditions. The Transferring Party shall send a written notice (the “Transfer Notice”) to the Company and other parties, informing the number of equity interests proposed to be transferred, the proposed transfer price, the proposed payment conditions and the name and address of the proposed transferee and disclosing the true transaction terms. And if the proposed transferee is a corporation, the Transfer Notice shall also disclose, among others, the shareholder(s) (or investor(s) or owner(s)) and the ultimate shareholder (controller) of such corporation. Any proposed transfer of equity interests under the Right of First Refusal must be settled in the form of cash instead of any other forms.  To avoid misunderstanding, only Regal Life (other than any other Chinese Equity Interest Holders) shall have the Right of First Refusal in the case of a share transfer by a Chinese Shareholder.

7.2.2
A Non-transferring Party shall notify the Transferring Party and the Company in writing to elect to execute its Right of First Refusal (the “Election Notice”) for purchasing any or all of the Transferred Equity Interests stated in the Transfer Notice at the same price and by the same payment term as indicated thereof (the “Election Notice”), within thirty (30) days after its receipt of the Transfer Notice (the “Refusal Period”).  If the Non-transferring Party fails to give any Election Notice to the Transferring Party within the Refusal Period, such Non-transferring Party shall be deemed to have waived its Right of First Refusal. In the event that Regal Life proposes a transfer of its equity interests, the Chinese Equity Interest Holders shall decide on how to allocate the equity interests proposed to be transferred among themselves within the Refusal Period, and Regal Life shall not be obligated to transfer any equity interests until all the Chinese Equity Interest Holders proposing to exercise their Rights of First Refusal deliver a joint notice to Regal Life regarding their decision (“Joint Election Notice”). In the event that no Joint Election Notice is delivered by the Non-transferring Party to Regal Life within the Refusal Period, relevant Non-transferring Party shall be deemed to have waived its Right of First Refusal.

7.2.3
Upon delivery of an Election Notice or, when applicable, a Joint Election Notice, the parties shall prepare and compile appropriate share transfer documents and submit all required applications and notices to competent government authorities.  The Transferring Party shall make relevant representations and warranties to purchaser(s) as follows: (a) the Transferring Party has a clean title to the Transferred Equity Interest, free from all security interest, and (b) the Transferring Party has valid authority to engage in such transaction in relation to the Transferred Equity Interests.  The purchase and transfer pursuant to a Right of First Refusal shall take place within ten (10) business days after receipt of all necessary governmental approvals for such transfer.

7.2.4
In the event that all Non-transferring Parties give their consent for the proposed transfer or no Party executes its Right of First Refusal upon expiry of Refusal Period, the Transferring Party shall within ninety (90) days thereafter sign an unconditional and binding agreement on the proposed transfer of the Transferred Equity Interests at a price not lower and under the terms and conditions not less favourable than those specified in the Transfer Notice (subject to availability of necessary governmental approval).  In the event that the Transferring Party has not entered into any unconditional and binding agreement on the proposed transfer of the Transferred Equity Interests within such ninety (90) days, the Transferring Party shall not thereafter transfer any equity interests proposed to be transferred without re-performing the obligations to be performed by the Transferring Party under Section 7.2 hereof.

7.3	Pre-emptive Right upon Capital Increase of the Company

7.3.1
In the event that the Company wishes to sell its newly increased equity interests to any person or entity for any reasons, the Company shall first offer the Chinese Equity Interest Holders and Regal Life the opportunity to purchase such newly increased equity interests.  The Company shall notify the Chinese Equity Interest Holders and Regal Life in writing of the Company’s plan to increase its registered capital, including the percentage of the newly increased equity interests and the proposed sale price per share.  The Chinese Equity Interest Holders and Regal Life shall notify the Company whether or not they choose to purchase such newly increased equity interests within twenty (20) business days after being notified.

7.3.2
If the Chinese Equity Interest Holders and Regal Life choose to purchase the newly increased equity interests, the Company shall prepare share purchase agreement(s) based on the percentage of the newly increased equity interests as agreed between the Chinese Equity Interest Holders and Regal Life and shall submit all required applications and notices to competent government authorities.  The sale and purchase of the newly increased equity interests shall take place within ten (10) business days after the receipt of all necessary governmental approvals for such transaction.

7.3.3
In the event that any of the Chinese Equity Interest Holders and Regal Life decides neither to purchase the newly increased equity interests nor to give a written reply of its decision to purchase within twenty (20) business days, the party deciding to purchase the newly increased equity interests shall have the pre-emptive right to purchase the non-subscribed portion of the newly increased equity interests by notifying the Company thereof within twenty (20) business days thereafter, and such party’s percentage of shareholding in the Company shall be adjusted based on the then valuation of Company determined by the Chinese Equity Interest Holders and Regal Life.

7.3.4
Within forty (40) business days after the Company delivers the notice as specified in Section 7.4.1, if the number of the newly increased equity interests that the Chinese Equity Interest Holders and Regal Life desire to subscribe to is fewer than that the Company desires to sell, the Company may issue and sell the non-subscribed newly increased equity interests at the price and upon terms and conditions not less favourable than offered to the Chinese Equity Interest Holders and Regal Life, provided that the Company shall enter into an unconditional and binding agreement within ninety (90) days for the transfer of the newly increased equity interests at the price and upon terms and conditions not less favourable than those indicated in the notice under the above Section 7.4.1 (subject to availability of necessary governmental approvals).  In the event that the Company has not entered into such unconditional and binding agreement within such ninety (90)-day period, the Company shall not thereafter sell the non-subscribed newly increased equity interests without re-performing the obligations to be performed by the Company under Section 7.4 hereof.

7.3.5
When the Company issues any new equity interests, the Chinese Equity Interest Holders and Regal Life shall provide necessary and prompt assistance and cooperation as requested by the Company’s board of directors, including without limitation provision of relevant legal documents and execution of board resolutions.

7.4	Put Option upon Breach

7.4.1
In the event that the Company or any Chinese Shareholder commits a material breach of this Contract, the Subscription  Agreement or the Loan Agreement among Regal Life, the Company and the Chinese Equity Interest Holders, Regal Life shall have the right to require the Company to repurchase the Acquired Equity Interests from Regal Life.  Such repurchase shall occur within thirty (30) days after Regal Life notifies the Company in writing of such material breach.

7.4.2
Any repurchase under this Section 7.4 shall be made at a price equal to the original purchase price (namely USD 500,000) for the Acquired Equity Interests, plus a premium of five percent (5%) of the original purchase price per annum since the date of acquisition by Regal Life of the Acquired Equity Interests (prorated for any partial year on the basis of a 365-day year). The Company and the Chinese Equity Interest Holders shall take all necessary actions to obtain all then required governmental approvals.

For the avoidance of doubt, Regal Life’s exercising the put option right pursuant to this Section shall not affect Regal Life’s right, pursuant to Section 22.2 hereof, to require the Chinese Equity Interest Holders to indemnify Regal Life and hold Regal Life harmless.

8.	[RESERVED]

9.	BOARD OF DIRECTORS

9.1	Formation of the Board of Directors

The Company shall form a new board of directors on the date of issuance of the business license for foreign-invested enterprise.

9.2	Composition of the Board of Directors

The board of directors shall be composed of five (5) directors, three (3) of which shall be jointly appointed by the Chinese Equity Interest Holders, and two (2) of which shall be appointed by Regal Life.  Remuneration of, and expenses of attending the board meetings incurred by each director shall be decided by the board of directors and reimbursed by the Company.

In the event that Regal Life’s ownership of the Company increases, the board of directors shall increase the number of Regal Life-appointed directors from time to time, approximately in proportion to Regal Life’s increasing percentage of ownership of the Company.  If any Regal Life-nominated director dies, resigns or is removed from the board of directors, Regal Life shall have the exclusive right to appoint a replacement director.  Each Chinese Shareholder agrees to vote for Regal Life’s nominee(s) at any election of directors.  The Chinese Equity Interest Holders may not vote to remove director(s) nominated by Regal Life from the board of directors without Regal Life’s written consent.

The chairman of the board of directors shall be jointly appointed by the Chinese Equity Interest Holders.  The articles of association of the Company shall provides that the chairman will be the legal representative of the Company, and that if the chairman is unable to perform his or her duties for any reasons, a director elected by other directors from those appointed by the Chinese Equity Interest Holders shall perform the duties of the chairman on behalf of the chairman. Regal Life shall appoint the chairman of the board of directors upon completion of the projected USD 1 million investment.

Each of the directors and the chairman shall serve a term of office of three (3) years and can serve consecutive terms if reappointed.

9.3	Powers of the Board of Directors

9.3.1
The board of directors shall be the highest authority of the Company. The board of directors shall decide on all significant matters of the Company and determine all the policies and business guidelines of the Company.

9.3.2	Resolutions on the following matters shall be unanimously approved by all the directors attending the board meetings:

(a)	amendments of the articles of association of the Company;

(b)	termination and dissolution of the Company;

(c)	increase and reduction of the Company’s registered capital;

(d)	merger and division of the Company.

9.3.3	Resolutions on other matters than those in Section 9.3.2 shall be adopted by more than half of the affirmative votes of the directors attending the board meetings.

9.3.4	Notwithstanding the provisions of Section 9.3.3, resolutions on the following matters of the Company and its subsidiaries cannot be adopted unless approved by the director(s) appointed by Regal Life:

(a)
issuance or distribution of any dividend to the Company’s Equity Interest Holders, whether in the form of cash or other assets, in excess of fifty percent (50%) of the net profits of the Company during the current year;

(b)	incurring any borrowing or debt which makes the debt-to-asset ratio of the Company exceeding 80%;

(c)	creation of any security interest over the assets of the Company (except for the security interest for the borrowing in compliance with Section 9.3.4(b));

(d)	any change in the Company’s registered capital;

(e)	issuance of any new stock option or creation of any stock option plan; and

(f)
any increase in the total compensation of any responsible person or senior manager (including general manager, deputy general managers, directors and other officers having similar powers and their higher-ups) of the Company or any of its subsidiaries by 50% more than that of the previous fiscal year in any single year.

9.4	Convening of the Board Meetings

9.4.1
The board of directors shall convene at least a meeting each quarter.  The first board meeting shall be convened within one month after the issuance of the Company’s business license as foreign-invested enterprise. The board meetings shall be called and presided over by the chairman. As requested by more than one thirds (1/3) of the directors, the chairman shall call an interim meeting. A notice shall be given to all the directors ten (10) days prior to the convening of any board meeting. Upon unanimous approval of all the directors, the convening of any board meeting may not be subject to the time restriction mentioned above.

9.4.2
Any board meeting shall be convened at the office of the Company or other places unanimously approved by all the directors or via phone. The Company will make appropriate arrangement so that the directors can attend all the teleconferences.

9.4.3
Quorum shall be present at any board meeting. More than two thirds (2/3) of all the directors constitutes the quorum of the board meeting. If any director is unable to attend the board meeting in person or via phone for some reason, he/she may issue an authorization letter to entrust other director to attend the meeting and exercise the powers of the directors as his/her proxy. If any director fails to attend the board meeting in person, via phone or by proxy, without reasonable excuse, he/she will be deemed to have waived his/her rights to attend and vote at such meeting without further indication of such waiver in any document or declaration, and such director shall not be counted into the quorum of the meeting.

10.	OPERATION AND MANAGEMENT BODY

10.1	Operation and Management Body

The management body of the Company shall be responsible for the daily operation and management of the Company. The management body shall have one (1) general manager and two (2) deputy general managers. The general manager shall be nominated by the Chinese Equity Interest Holders and appointed by the board of directors. Except for the provisions of Section 9.3.4, Regal Life shall not intervene with the daily management and business decisions of the Company and its subsidiaries.

The general manager shall submit a written resignation sixty (60) days prior to his/her resignation and shall not leave his/her post until the board of directors accepts his/her resignation after discussion and his/her jobs are taken over by any replacement.

10.2	Responsibilities of the General Manager

10.2.1
To implement each resolution adopted at the meetings of the board of directors and all the rules and regulations of the Company, and organize the business activities of the Company in compliance with the articles of association of the Company;

10.2.2
To organize the preparation of development plans, annual business plans, business objectives and profit objectives of the Company and submit them to the board of directors for approval, and be responsible for implementation and fulfillment of them if approved by the board of directors;

10.2.3
To lead the establishment of operational and management rules and regulations, financial system, labor and salary system, employee attendance checking system and employee award and punishment system of the Company and submit them to the board of directors for approval, and implement as such  if approved by the board of directors;

10.2.4
To propose and submit plans for funds raising, annual budget, final account and infrastructure construction of the Company and submit as such to the board of directors for approval, and oversee and control financial balance of the Company;

10.2.5
To organize the preparation and implementation of the annual, quarterly and monthly production, development and operation schedules according to the business objectives and annual business plans approved by the board of directors, and be responsible for reaching each economic indicator raised by the board of directors;

10.2.6
To propose and submit corporate organizational and governance structure of the Company to the board of directors for approval, formulate responsibilities and rules of each department under the Company, recruit managers of each departments and file as such at the board of directors, and decide on salary, benefits, awards, punishment and promotion of such managers according to relevant rules approved by the board of directors;

10.2.7	To be responsible for submitting annual work report and other reports to the board of directors and accept inquiry from the board of directors;

10.2.8	To submit statistic forms requested by each competent governmental authority; and

10.2.9
To be responsible for other operation and management assignments, have the full right to deal with relevant ordinary business within the scope of the board of directors’ authorization, sign and issue various documents in the Company’s name, and handle other matters entrusted by the board of directors.

10.3	Senior Management Personnel

10.3.1	In addition to the general manager, the Company’s other senior management officers include deputy general managers and chief financial officer as well as other officers having equivalent powers.

10.3.2
The chief financial officer shall be nominated by the Chinese Equity Interest Holders and appointed by the board of directors.  The other senior management personnel shall be nominated by the general manager and appointed by the board of directors.  The general manager shall have the right to request the board of directors to appoint or remove senior management personnel other than the chief financial officer.

10.3.3
Each senior management officer of the Company shall serve a term of office of three (3) years and can serve consecutive terms if reappointed. If any senior management officer is engaged in embezzlement and malpractice or severely fails in his/her duty or carries out any activities harmful to the Company’s interest, he/she may be dismissed at any time upon the board’s resolution and pursued legal liability.

10.3.4	Subject to the approval or designation of the board of directors, the chairman and other directors may concurrently act as the general manager or other senior management officer of the Company.

11.	LABOR MANAGEMENT

11.1	Administrative Management

Employment, dismissal, resignation, salary, labor insurance, benefit, award, punishment and other matters in respect of the employees of the Company shall be stipulated in the labor contracts between individual employees and the Company in accordance with relevant labor laws and regulations.

11.2	Remuneration and Benefit

Standards of salary, social insurance, benefit and travel expenses of the general manager, the deputy general managers and the chief financial officer shall be discussed and determined by the board of directors.

Based on consultation with the board of directors, the general manager shall have the right to increase the salary, social insurance, benefit, travel expenses, etc. of the employees of the Company.

11.3	Agreements Relating to Labor Management

The Company shall enter into labor contracts and confidential agreements with  management officers and employees and non-competition agreements additionally with senior management officers.

11.4	Incentives

Upon the approval of the board of directors, the Company can formulate and implement employee incentives scheme for senior management officers and other employees having made important contributions to the Company according to laws.

11.5	Trade Union

The employees of the Company shall form a trade union, carry out union activities and protect legal rights and interests of its employees in accordance with the Trade Union Law of the People’s Republic of China.  The Company may provide necessary conditions and facilities for union activities.  Where the Company reviews and decides on restructuring and significant issues on its business operation and formulating important rules and regulations, it shall listen to the opinions from its trade union and the opinions and suggestions from its employees through the employee representative conference or in other ways.

12.	REPRESENTATIONS AND WARRANTIES

12.1	Each party represents and warrants to the other party as at the execution date of this Contract that:

12.1.1
it is a corporation duly organized, and validly existing and in good standing under the laws of its jurisdiction of incorporation with full legal right, power and authority (or, in the case of natural persons, he or she has reached the legal age and has full capacity and competence) to execute and deliver this Contract and to observe and perform the obligations hereunder and, in the case of legal entities, is not exceeding its corporate powers or business scope (as the case may be) in executing and performing any of the transaction documents to which it is a party;

12.1.2
in the case of legal entities, it has taken all appropriate and necessary corporate actions to authorize the execution and delivery of this Contract and all the agreements and documents referred to herein to which it is a party and to authorize the performance and observance of the terms and conditions hereof and of such agreements and documents;

12.1.3
each transaction document to which he or she as natural person or it as legal person (as the case may be) is a party, when executed or when approved by any applicable governmental authorities, will constitute lawful, valid and binding obligations on him, her or it in accordance with its terms;

12.1.4
his, her or its execution and performance of each transaction document to which he, she or it (as the case may be) is a party will not result in any breach of its articles of association or other existing documents (in the case of legal person entities) or any of his or her legal or contractual obligations to any natural person (in the case of natural persons), or result in any claim by a third party against the other parties to such transaction document;

12.1.5
in the case of legal person entities, no steps have been taken or legal proceedings commenced or threatened against it for its winding up or for it to be declared bankrupt or insolvent or for a liquidation committee to be appointed; in the case of natural persons, he or she is not personally bankrupt or insolvent, and has all appropriate experience to fully evaluate and understand the contents of the transaction documents or the transactions contemplated thereby.

12.2	The Chinese Equity Interest Holders represent and warrant that:

12.2.1
they are either citizens of the People’s Republic of China or limited liability companies validly existing under the laws of the People’s Republic of China, in each case with full capacity and competence for civil conducts;

12.2.2
they duly hold 100% of the original equity interests of the Company and each has full capacity and competence and has obtained all necessary authorizations to enter into this Contract and to perform the obligations hereunder;

12.2.3	each of their signing representatives has been duly authorized by full power of attorney, board resolution or other necessary documents to sign this Contract;

12.2.4
with respect to any of the Chinese Equity Interest Holders, neither the execution of this Contract nor the performance of the obligations hereunder will result in any breach of relevant laws and regulations or conflict with any other contract or undertaking to which it is a party;

12.2.5	with respect to any of the Chinese Equity Interest Holders, there is no lawsuit, arbitration or governmental investigation that affects or may affect its execution or performance of this Contract;

12.2.6
all documents, statements and information in the possession of them relating to the transactions contemplated hereby have been disclosed to Regal Life, and none of these documents contains any untrue statement of a material fact or anything misleading;

12.2.7
no material adverse change would occur to the business operation, assets, financial status or prospects of the Company before the Closing Date (as defined in the Subscription  Agreement) (hereinafter as the “Closing Date”);

12.2.8	they would procure all requisite approvals required by regulatory and administrative authorities in respect of the subscription of newly issued equity interests under the Subscription Agreement.

12.3	Regal Life represents and warrants that:

12.3.1	it is a foreign-invested investment company duly incorporated and validly existing under the laws of the State of Nevada;

12.3.2	it has full capacity and competence and has obtained all necessary authorizations to enter into this Contract and to perform the obligations hereunder;

12.3.3	its signing representatives has been duly authorized by full power of attorney, board resolution or other necessary documents to sign this Contract;

12.3.4
its execution of this Contract or its performance of the obligations hereunder will not result in any breach of its articles of association or relevant laws and regulations, or conflict with any other contract or undertaking to which it is a party;

12.3.5	there is no lawsuit, arbitration or governmental investigation that affects or may affect its execution or performance of this Contract;

12.3.6
all documents, statements and information in the possession of it relating to the transactions contemplated hereby have been disclosed to the Chinese Equity Interest Holders, and none of these documents contains any untrue statement of a material fact or anything misleading;

12.3.7	the Contribution Amount paid by it under Section 5 hereof is from lawful sources and it has full capacity to pay the Contribution Amount to the Company pursuant to the terms and conditions hereof.

13.	LIMITED LIABILITY

The Company and the Chinese Equity Interest Holders represent and warrant to Regal Life that the Acquired Equity Interests do not impose any obligation on the holder thereof to contribute additional capital to the Company or any subsidiary thereof, pay any tax on the Acquired Equity Interests, fund any Indebtedness of the Company or any subsidiary thereof, or otherwise bear any other obligation to or of the Company or any subsidiary thereof (except those required by laws and/or that have been disclosed to Regal Life).  In no event shall Regal Life be liable for any amount (except the Contribution Amount for the Acquired Equity Interests) to the Company, any subsidiary thereof, any of the Chinese Equity Interest Holders or third party by reason of owning the Acquired Equity Interests.  For the avoidance of doubt, the foregoing representations and warranties shall not relieve Regal Life from any liability that it may incur due to any breach by Regal Life of this Contract, the Subscription  Agreement, the Loan Agreement or any other documents contemplated thereby.

14.	FINANCIAL AFFAIRS

14.1	Fiscal Year

The fiscal year of the Company shall be from January 1 to December 31 of each calendar year.  The first fiscal year of the Company shall commence from the date of establishment of the Company and end on December 31 of the same year.  The last fiscal year shall end on the date of termination or expiration of this Contract.  All the vouchers, receipts, statistical reports and statements and financial accounts and books of the Company shall be written in Chinese.

14.2	Financial Accounting System

14.2.1	The Company shall establish its financial and accounting system in accordance with the accounting principles of PRC.

14.2.2
The Company shall, in accordance with applicable PRC laws and regulations, engage and retain reputable accounting firms in China to audit the financial status of the Company and to issue annual financial statements and audit reports in conformity with the PRC accounting principles.

14.2.3
The Company shall use RMB as the base currency in its bookkeeping.  Cash, bank deposits, foreign currency loans and credits, debts, receipts and expenditures, if made in currencies other than RMB, shall be recorded in currencies actually used in receipts or payments.  The conversion of other currencies to RMB shall be based on the median price published by the People’s Bank of China as at the date of the transaction or such other rate permitted by laws and approved by board resolutions.  Gains and losses arising from exchange differences shall be recorded and entered in accordance with the accounting standards for foreign exchange transactions published by the Ministry of Finance and other competent authorities of PRC.

14.3	Financial Management System

14.3.1	The Company shall set up a sound financial department to be directed and led by the chief financial officer and shall formulate well-improved financial management rules.

14.3.2
Within the first three months of each fiscal year, the chief financial officer of the Company shall prepare the audited balance sheet, income statement and statement of cash flows for the previous year and submit the same to all the members of the board of directors for inspection.  The chief financial officer shall also, throughout each fiscal year, prepare and submit unaudited monthly financial statements in comparison with the business plans, operating plans and budgets of the Company, such other financial statements as required by the board of directors and the annual profit distribution proposal to the board of directors for inspection and approval.

14.3.3
The Company shall, within 15 days after the end of each quarter, provide its unaudited quarterly financial statements to Regal Life.  Within 30 days after the end of each year, the Company shall provide its unaudited annual financial statements to Regal Life.

15.	INSURANCE

The Company shall purchase and maintain proper insurance with insurance companies in accordance with applicable laws and regulations and in consideration of the actual conditions of the Company.  The methods, coverage, value and term of insurance shall be decided by the board of directors.

16.	TERM OF JOINT VENTURE

16.1	Term of Operation

The term of operation of the Company is thirty years starting from the date of issuance of the Business License for Foreign Invested Enterprise.

16.2	Extension

An application for extension approved by the board of directors unanimously shall be submitted to the original approval authority six months prior to the expiration of the joint venture term. Upon approval of extension, the Company shall undergo relevant registration modification process at competent government authority of industry and commerce administration by laws.

17.	PROFIT DISTRIBUTION

17.1	Allocation to Funds

The Company shall, after paying the enterprise income tax imposed by applicable laws, allocate certain percent (such percent to be decided by the board of directors in accordance with relevant laws) of its after-tax net profit to the statutory reserve fund, the enterprise development fund and the employee bonus and welfare fund in accordance with PRC laws and regulations.

17.2	Profit Distribution

The board of directors may decide at its own discretion whether to distribute its profits or not.  The Company shall distribute its profits to the parties hereto in proportion to their respective interests in the registered capital of the Company as agreed herein.

The Company may not distribute profits if no money is distributable within the current fiscal year or if the losses of previous years are not fully made up.  Profits brought forward from pervious years could be distributed together with the profits of the current fiscal year.

18.	TERMINATION AND DISSOLUTION

Upon occurrence of any of the following events, the Company shall be dissolved and this Contract shall be terminated in accordance with the procedures stipulated hereunder and under the Company’s articles of association, and officially published laws and regulations:

(a)	the term of operation of the Company or any extension thereof expires;

(b)
if any of the conditions or events set forth below shall occur and be continuing, all parties hereto shall, upon any party’s proposal, cause their respective representatives on the board of directors to affirmatively vote for the resolution of dissolving the Company:

(i)	the Company has suffered from significant losses and is unable to continue its operations;

(ii)	the Company is unable to continue its operations due to any event of force majeure (as defined in Section 23 hereof);

(iii)	all the parties hereto agree to dissolve the Company.

(c)	this Contract is ordered to be terminated by a court judgment or arbitration award.

After the board of directors approves the resolution of dissolving the Company, the Company and its Equity Interest Holders shall take all reasonable steps to complete the dissolution process in accordance with the officially published laws and regulations.  The board of directors shall submit an application for dissolution to competent approval authority for approval.

19.	LIQUIDATION

19.1	Liquidation Committee

The board of directors shall set up a liquidation committee within 15 days following the commencement date of the liquidation to carry out the liquidation procedures in accordance with relevant laws and regulations.

19.2	Duties and Powers of the Liquidation Committee

The liquidation committee shall exercise the following duties and powers during the period of the liquidation:

(a)	to liquidate the Company’s properties, prepare a balance sheet and inventory of assets of the Company and formulate a liquidation plan;

(b)	to notify the unknown creditors by public announcement and the known creditors by written notice;

(c)	to dispose of unfinished businesses of the Company to the extent that such businesses are related to the liquidation;

(d)	to propose a basis for the valuation and calculation of the properties of the Company;

(e)	to pay off the outstanding taxes;

(f)	to clear creditor’s rights and indebtednesses;

(g)	to dispose of the balance of the liquidation proceeds of the Company after all the debts of the Company have been fully discharged;

(h)	to represent the Company in civil litigations.

19.3	Distribution of Liquidated Assets

Assets of the Company shall not be distributed unless and until all the liquidation costs have been fully paid up and all the debts of the Company fully repaid.  After payment of the said liquidation costs and repayment of debts, the balance of the liquidation proceeds shall be distributed to the parties in proportion to their respective interests in the Company’s registered capital.

20.	CONFIDENTIALITY

Each party to this Contract hereby undertakes to the other parties hereto that it will keep confidential, and will not disclose without the prior consent of the other parties, any and all of the confidential information received by it in relation to the business and affairs of other parties and of the Company to the same extent and with the same degree of care as it uses to protect its own confidential information.  Each party further undertakes to the other parties that it will not use such confidential information for any purpose other than that contemplated by this Contract.  Each party may disclose such information to its employees, directors, officers, advisors, agents or other relevant personnel and/or entities only if such disclosure is required for the fulfilment of the purpose hereof; provided that such disclosing party shall take all reasonable measures to make the said personnel aware of the confidentiality of such information and agree to be bound by the said confidentiality obligations stipulated hereunder.

Notwithstanding the foregoing, the above restriction does not apply to the information:

(a)	which is publicly known other than as a result of violation of the restriction set forth in this Section 20.1;

(b)	which, as certified by the written records kept during the normal course of business, is already known to the receiving party at the time of disclosure;

(c)	which is known or obtained from a third party not under any obligation of confidentiality, or is developed by the receiving party independently;

(d)	which a party, with the written consent of other parties, may disclose to a recipient only if such recipient agrees to keep such information confidential.

21.	SUPPLEMENT AND AMENDMENT

21.1	Amendment

No amendment of this Contract shall be valid unless it is in writing and signed by or on behalf of all the parties hereto and approved by the competent approval authorities.  No supplement or amendment in other forms shall be valid.

21.2	Status of this Contract

This Contract shall constitute the sole and entire agreement among the parties in respect of the subject matter set forth herein.  This Contract, the articles of association of the Company and the Subscription  Agreement shall supersede all previous agreements, contracts, understandings and communications, either oral or written, among the parties relating to the subject matters thereof.  In case of any conflict between this Contract and the articles of association of the Company, this Contract shall prevail.  In case of any conflict between this Contract and the Subscription  Agreement, the Subscription  Agreement shall prevail.

22.	LIABILITY FOR BREACH

22.1	Liabilities for Breach of Obligation of Capital Contribution

If Regal Life fails to pay the Contribution Amount in accordance with the provisions of this Contract and the Subscription  Agreement for any reason other than force majeure event and such failure continues for over 30 days, Regal Life shall pay the Chinese Equity Interest Holders all the interest accrued on such overdue Contribution Amount during the overdue days at the one-year lending rate then published by the People’s Bank of China; or the Chinese Equity Interest Holders may apply to competent approval authority for terminating this Contract.

22.2	Liabilities for Breach of Obligation of Disclosure

Within 3 years after Regal Life subscribes to the increased capital of the Company in accordance with the Subscription  Agreement and this Contract, as long as Regal Life still holds equity interests in the Company, the Chinese Equity Interest Holders shall indemnify and hold Regal Life harmless against any liabilities arising from matters not disclosed by the Company, including:

(a)	environmental pollution, compensation or loss arising before the Closing Date from the Company’s business operations;

(b)	product liabilities arising before the Closing Date from the production or sale of products;

(c)	liabilities arising before the Closing Date from income tax or other taxes;

(d)	litigations not concluded before the Closing Date, including litigations which are filed after the Closing Date against the business operations conducted by the Company before the Closing Date;

(e)
liabilities arising before the Closing Date from the Company’s breach of the then effective PRC laws and regulations or infringement upon the intellectual property rights of any third party when producing or selling products or carrying out advertising and marketing or other business operations at any time; and

(f)
liabilities arising before the Closing Date in relation to remuneration and social insurance contribution (including but not limited to contribution to pension  insurance, medical insurance, unemployment insurance and the payment of housing funds) to the Company’s employees.

22.3	Liquidated Damages

22.3.1
If the performance of all or any part of this Contract is rendered impossible by the fault of a party, such defaulting party shall be liable for all direct losses and damages caused therefrom.  If more than one party are at fault, the defaulting parties shall bear their respective liabilities and losses in accordance with the actual situation.

22.3.2
If any party breaches any of its representations, warranties or undertakings set forth in Section 12 hereof, it shall compensate for any and all losses, injuries, costs, expenses, liabilities and possible claims that the other parties may suffer as a result of such breach.

22.3.3
Any violation of any clauses set forth in this Contract, the Subscription  Agreement and the Loan Agreement shall be deemed as breach of this Contract, the Subscription  Agreement and the Loan Agreement. The party in breach shall accordingly assume all relevant liabilities and compensate for any and all losses, injuries, costs, expenses, liabilities and possible claims that the other parties may suffer as a result of such breach.

22.4	Waiver of Claim

A party’s waiver of its claim against any default of other parties on certain occasion shall not operate as its waiver of similar defaults of such other parties on any other occasion.

23.	FORCE MAJEURE

If any party is prevented from performing this Contract due to earthquake, typhoon, flood, fire, war or any other unforeseeable event of force majeure, the occurrence and consequences of which cannot be avoided or prevented, the party affected by such force majeure event shall promptly notify the other parties by facsimile or email and shall furnish, within 15 days upon such notification, details of the force majeure event and sufficient proof issued by the notary office of the place of occurrence of such event, explaining the reason for its inability to perform, or delay in performing, all or any part of this Contract.  The parties shall consult with each other in order to decide, based on the seriousness of the effects of such event on the performance hereof, whether to terminate this Contract, or partially release the obligations of performing this Contract or postpone the performance of this Contract.

24.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES

24.1	Applicable Law

The execution, validity, interpretation, performance of this Contract and the settlement of disputes in connection therewith shall be governed by the laws, regulations, rules and other regulatory documents of the People’s Republic of China.

24.2	Settlement of Disputes

24.2.1
In the event of any dispute, controversy or claim arising out of or relating to this Contract, or the performance, breach, termination, or invalidity hereof (each a “Dispute”), such Dispute shall be referred to and finally settled by the Hong Kong International Arbitration Centre for arbitration in Hong Kong, which shall be conducted in accordance with the International Chamber of Commerce International Arbitration Rules in effect at the time of applying for arbitration. The arbitral tribunal shall consist of three arbitrators. The language of arbitration shall be Chinese.

24.2.2
Any award made by the arbitral tribunal shall be final and binding on the parties, who hereby exclude any right to commence proceedings in or any right of appeal to any court that might otherwise have jurisdiction in respect of the matter and in respect of the Company’s or Regal Life’s directors, employees or agents, and such award shall be enforceable in any court having jurisdiction, or application may be made to such court for assistance in enforcing the award, as the case may be.  If it becomes necessary for a party to enforce an arbitral award by legal action of any kind, the defaulting party shall pay for all reasonable costs and expenses and attorney’s fees, including, but not limited to, any cost of additional litigation or arbitration that shall be incurred by the party seeking to enforce the award.

24.2.3
No arbitration of any Dispute shall commence unless the parties have genuinely attempted to settle the Dispute amicably for a period of ninety (90) days after the date of giving a written notice of arbitration by one party to the other, which notice shall describe generally the nature of the dispute.

24.2.4	The costs of arbitration shall be borne by the losing party or according to the arbitration award made by the arbitral tribunal.

24.2.5
When any Dispute occurs and when any Dispute is under arbitration, except for the matters under dispute, the parties shall continue to fulfil their respective obligations (and shall be entitled to exercise their rights) under this Contract.

25.	MISCELLANEOUS PROVISIONS

25.1	Waiver

The failure to exercise or delay in exercising a right or remedy under this Contract shall not automatically constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Contract shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

25.2	Binding Effect

This Contract shall come into effect upon being duly signed by the authorized representatives of all parties hereto and approved by the competent approval authorities.

25.3	Counterparts

This Contract shall be executed in ten (10) counterparts, all of which, taken together, shall constitute one and the same agreement.  Each party shall hold one (1) counterpart and the Company shall hold one (1); the remainder shall be submitted to the approval authority and other authorities granting approvals or making registrations.  All the counterparts, upon signature, shall be equally authentic.

25.4	Severability

The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

25.5	Notices

All notices and other communications under this Contract shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by reputable international overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Address: Guangzhou AWA WineCo., Ltd.

Legal Address of the Company: Suite 510 Block C No 88 Wenchan South Rd
Liwan District, Guangzhou Guangdong, China.

Facsimile:          86 20 81046996

Marked for the attention of: Mr. Nie Weifeng, Legal representative and
General Manager

If to Regal Life, to:

Address: 3723 E. Maffeo Road, Phoenix AZ 85050, USA

Facsimile: + 516-659-6677

Marked for the attention of: Eric Wildstein

With a copy to:

David Danovitch, Esq.

Gersten Savage LLP

600 Lexington Avenue, 10th Floor, New York, New York 10022, USA

Fax; +1-212-980-5192

If to any of Chinese Equity Interest Holders, to:

Address:  Suite 510 Block C No 88 Wenchan South Rd Liwan District, Guangzhou Guangdong, China.

Facsimile: 86 20 81046996

Marked for the attention of Mr. Nie Weifeng,

25.6	Inconsistency

If there is any conflict or inconsistency between the provisions of this Contract and the articles of association or other daily management documents of the Company or any subsidiary thereof, this Contract shall prevail.

25.7	Survival

The provisions of, and the obligations and benefits under Section 12, Section 13, Section 20, Section 22, Section 24 and this Section 25 shall survive the termination of this Contract.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF each of the parties hereto has caused this Contract to be executed by its duly authorized representative on the date first set forth above.

Regal Life Concepts Inc. (Seal)

Authorized Representative:                /s/Eric Wildstein                         (Signature)

Name: Eric Wildstein

Title: President

GUANGZHOU AWA WINECO., LTD.  (Seal)

Authorized Representative:               /s/ Nie Weifeng                            (Signature)

Name: Nie Weifeng

Title:  Legal respresentative

Represenative of Chinese Equity Interest Holders

Mr. Weifeng Nie:                                /s/ Nie Weifeng                             (Signature)